EXHIBIT 99.1

FINANCIAL CONTACT: David R. Sonksen Executive Vice President and CFO Tel: (949) 221-7101 EDITORIAL CONTACT: Cliff Silver Manager, Corporate Communications Tel: (949) 221-7112

Microsemi Corporation Closes Acquisition of

Advanced Power Technology

Combines two strong high performance analog companies offering both differentiated RF product and high reliability product

IRVINE, Calif. — (PrimeZone) — April 28, 2006 — Microsemi Corporation (NASDAQ: MSCC) announced today that it has finalized its acquisition of Advanced Power Technology (NASDAQ: APTI) in a combined stock and cash transaction. With this acquisition, Microsemi provides customers with a broader range of high-performance analog, high reliability and RF products.

APT is a leading designer, manufacturer and marketer of high-performance RF and switching power semiconductors. Its focus is primarily on the high-power, high-speed segment of the power semiconductor market. These products permit the design of more compact end products and improve system features and functionality. APT’s products are found in diverse applications, such as implantable defibrillators, MRI systems, commercial and defense avionics, ground based radar, air traffic control radar systems, airborne radar, wireless base stations, flat panel production equipment, semiconductor capital equipment, and solar power inverters.

The strategic transaction creates a more diverse and stronger Microsemi that has expanded offerings in high performance analog mixed signal and high reliability products. The combined company will be able to expand its new product offerings to the medical space dramatically in a relatively short period of time. It also will be able to offer its defense and avionics customers a much larger breadth of high reliability product to address these critical applications. Microsemi sees enormous potential in APT silicon carbide technology for its defense customer base along with commercial applications.

“APT is a recognized leader in its RF product offering for high frequency products for the analog market as well as being a technology leader with its high power switching products,” said James J. Peterson, Microsemi’s President and CEO. ``Following several years of consolidation efforts, Microsemi is excited to move forward in this next stage of our life cycle. APT is the first step toward a focus on growing organically and through acquisition. We believe that there are significant efficiency gains to be realized on the operational level as well as the business opportunity level.”

Microsemi will issue .435 shares of its common stock and pay $2.00 per share in cash for each outstanding share of APT common stock as of the close of business today, resulting in the issuance of approximately 4.9 million shares and a payment of approximately $22.5 million.

About Microsemi Corporation

Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed signal integrated circuits and high reliability semiconductors. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves included implantable medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its web site at http://www.microsemi.com.

PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI’S FUTURE RESULTS.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of plans, beliefs, or expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include, but are not limited to, such factors as changes in generally accepted accounting principles, the difficulties regarding the making of estimates and projections, in the hiring and retention of qualified personnel in a competitive labor market, of acquiring and integrating new operations or assets, or in closing or disposing of operations or assets, or possible difficulties in transferring work from one plant to another, or regarding rapidly changing technology and product obsolescence, difficulties predicting the timing and costs of plant closures, the potential inability to realize cost savings or productivity gains or other impediments to improving capacity utilization, potential cost increases, weakness or competitive pricing environment of the marketplace, uncertain demand for and acceptance of the company’s products, unexpected results of in-process or planned development or marketing and promotional campaigns, changes in demand for products, difficulties foreseeing future demand, inventory adjustments by customers, customer order cancellations, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, product returns, product liability, and other potential adverse business and economic conditions or adverse changes in current or expected industry conditions, business disruptions, travel disruptions, embargoes, epidemics, disasters, wars or potential future effects of the tragic events of September 11, variations in customer order preferences, fluctuations in market prices of the company’s common stock and potential unavailability of additional capital on favorable terms, difficulties in implementing company strategies, dealing with environmental matters, other regulatory matters, or any matters involving litigation, arbitration, or investigation, difficulties and costs imposed by law, including Section 404 of the Sarbanes-Oxley Act of 2002, difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage, difficulties, and costs of protecting patents and other proprietary rights, work stoppages, labor issues, inventory obsolescence, difficulties regarding customer qualification of products, manufacturing facilities and processes, and other difficulties managing consolidation or growth, including in the maintenance of internal controls, the implementation of information systems, and the training of personnel. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K and subsequent Form 10-Q Reports filed by Microsemi with the SEC. Additional risk factors shall be identified from time to time in Microsemi’s future filings. Microsemi does not undertake to supplement or correct any information in this release that is or becomes incorrect.

Investor Inquiries: David R. Sonksen, Microsemi Corporation, Irvine, CA (949) 221-7101.